Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS THIRD QUARTER RESULTS

Third Quarter and YTD Net Sales and Earnings Reach Record Levels

Net Sales Rise 37.4% to $523.8 Million

Net Income increases 93.2% to $68 Million

Global Retail Comps Up 19.9%

Richardson, TX. November 9, 2010 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported third quarter net sales and earnings for the thirteen-week (“Third Quarter”) and thirty-nine week (“Nine Month Period”) periods ended October 2, 2010.

Third Quarter Results (2010 vs 2009):

•	Net sales increased 37.4% to $523.8 million compared to $381.4 million;
•	Gross profit rose 41.8% to $298.7 million compared to $210.7 million;
•	Gross profit margin increased to 57.0% compared to 55.3%;
•	Operating income increased 94.0% to $111.3 million, or 21.2% of net sales, compared to $57.4 million, or 15.0% of net sales;
•	Net income increased 93.2% to $68.2 million compared to $35.3 million; and
•	Diluted earnings per share increased 92.3% to $1.00 on 68.0 million shares compared to $0.52 on 67.4 million shares.

Nine Month Period Results (2010 vs 2009):

•	Net sales increased 30.3% to $1.33 billion compared to $1.02 billion;
•	Gross profit increased 38.0% to $755.0 million, or 56.8% of net sales, compared to $547.3 million, or 53.6% of net sales;
•	Operating income increased 118.9% to $226.9 million, or 17.1% of net sales, compared to $103.6 million, or 10.2% of net sales;
•	Net income increased 129.1% to $158.5 million compared to $69.2 million; and
•	Diluted earnings per share increased 126.2% to $2.33 on 68.1 million shares compared to $1.03 on 67.0 million shares.

“Building upon our momentum from the first half of the year, the Third Quarter performance reached record levels in sales and earnings,” stated Mike Kovar, Executive Vice President and Chief Financial Officer. “The Fossil brand, in addition to our globally recognized portfolio of licensed products, are positively resonating with consumers across all geographies, distribution channels and product lines. Taking advantage of the increased sales, we were able to leverage our operating expenses and almost double net income and diluted earnings per share. Year-to-date we have achieved our stated goal of returning to a 17% operating margin with our historically stronger fourth quarter still in front of us. The Third Quarter also highlighted the significant strides we have achieved in our owned retail stores, posting a 19.9% increase in global retail comparable store sales. Based on our record results and anticipation of a solid fourth quarter performance, we are again increasing our annual guidance.”

Operating Results

Worldwide net sales rose by 40.0% on a constant dollar basis during the Third Quarter as compared to the prior fiscal year third quarter, representing strong double digit sales growth across each of the Company’s operating segments. While all major product categories experienced sales growth, the most significant contribution came from global watch sales, increasing 49.3%, or $125.1 million, over the prior fiscal year third quarter. The translation impact of a stronger U.S. dollar during the Third Quarter reduced the Company’s reported net sales by approximately $10.0 million in comparison to the prior fiscal year third quarter. For the Nine Month Period, consolidated net sales increased 30.4%, or $309.9 million in constant dollars, as a result of sales growth in each of the Company’s global wholesale and direct to consumer businesses.

In North America, wholesale shipments increased 49.6%, or $68.7 million, in constant dollar terms during the Third Quarter in comparison to the prior fiscal year third quarter. Adding to what the Company believes is a resurgence in fashion watch sales, consumers continued to be attracted to innovation featuring new looks and mixed materials. As a result, North American wholesale watch shipments increased by 73.6%, or $62.6 million, with sales volume growth in MICHAEL KORS®, FOSSIL and MICHELE® leading the way. The accessories business also contributed to the growth in the Third Quarter as net sales volumes increased 11.4%, or $6.1 million, as compared to prior fiscal year third quarter, driven primarily by handbag and jewelry sales.

Europe wholesale shipments rose 34.5%, or $38.3 million, in constant dollars during the Third Quarter in comparison to the prior fiscal year third quarter. All major watch brands contributed to this sales growth with FOSSIL, EMPORIO ARMANI®, MICHAEL KORS® and DKNY® providing the greatest gains. Jewelry shipments in the Third Quarter rose 38.0% in comparison to the prior fiscal year third quarter while shipments of leather products surged 53.9%. Asia Pacific wholesale net sales increased 44.1%, or $17.7 million, on a constant dollar basis during the Third Quarter in comparison to the prior fiscal year third quarter, primarily a result of increased watch shipments and, to a lesser extent, the expansion of the leather category in this region. The Company experienced sales growth across all of its markets in the Asia Pacific Region and also benefited from an increased mix of sales being generated at full retail value through Company-owned concessions, including substantial growth in Korea.

Direct to consumer net sales for the Third Quarter increased by 30.4%, or $27.8 million, on a constant dollar basis in comparison to the prior fiscal year third quarter. The increase was primarily the result of constant dollar comparable store sales gains of 19.9% and a 6.1% increase in the average number of Company-owned stores open during the Third Quarter. Additionally, net sales from the Company’s e-commerce businesses increased 63.4% on a constant dollar basis during the Third Quarter in comparison to the prior fiscal year third quarter.

Gross profit increased by 41.8% to $298.7 million in the Third Quarter compared to the prior fiscal year third quarter as a result of increased sales and gross profit margin expansion. Gross profit margin increased 170 basis points to 57.0% in the Third Quarter compared to 55.3% in the prior fiscal year third quarter. The increase in gross profit margin was primarily driven by an increase in the mix of sales of higher margin watch and jewelry products in comparison to leather products, including a greater mix of higher margin licensed watch brands. In comparison to the prior fiscal year third quarter, Third Quarter gross profit margin was unfavorably impacted by 75 basis points as a result of a stronger U.S. dollar. For the Nine Month Period, gross profit margin increased by

320 basis points to 56.8% compared to 53.6% in the prior fiscal year third quarter. This increase is a result of similar beneficial changes in sales mix as experienced during the Third Quarter and an approximate five basis point decrease as a result of a stronger U.S. dollar during the Nine Month Period in comparison to the same period in fiscal 2009.

Total operating expenses increased by $34.1 million, in the Third Quarter compared to the prior fiscal year third quarter, primarily as a result of increased sales and included a $2.4 million favorable reduction from the translation of foreign-based expenses as a result of the stronger U.S. dollar as compared to the prior fiscal year third quarter. In the Third Quarter, operating expenses expressed as a percentage of net sales decreased to 35.8% compared to 40.2% in the prior fiscal year third quarter, primarily the result of the strong sales performance. During the Third Quarter, and on a constant dollar basis, operating expenses in the Company’s wholesale segments, direct to consumer segment and corporate cost areas increased by $20.8 million, $6.6 million and $9.1 million, respectively, as compared to the prior fiscal year third quarter. Expense growth in the wholesale segment was principally a result of increased marketing expenses and compensation costs. Expense increases in the direct to consumer segment were primarily attributable to store growth, expansion of the Company’s catalog mailings and increased web-based marketing expenditures. Expense growth in the corporate cost area was primarily associated with increased compensation costs. For the Nine Month Period, operating expenses as a percentage of net sales decreased to 39.7% compared to 43.5% in the prior fiscal year nine month period and included an unfavorable impact of approximately $0.6 million related to the translation of foreign-based expenses due to a weaker U.S. dollar. On a constant dollar basis, operating expenses for the Nine Month Period increased by $83.9 million as compared to the same period of fiscal 2009, with increases across all of the Company’s operating segments, primarily the result of the same factors experienced during the Third Quarter.

Operating income increased to 21.2% of net sales in the Third Quarter compared to 15.0% of net sales in the prior fiscal year third quarter as a result of increased net sales, gross profit margin expansion and lower operating expenses as a percentage of sales. During the Third Quarter, operating income was negatively impacted by approximately $7.4 million as a result of the translation of foreign-based sales and expenses into U.S. dollars. During the Nine Month Period, operating profit margin increased to 17.1% compared to 10.2% in the prior fiscal year nine month period. The Company’s operating income for the Nine Month Period included approximately $1.5 million of net currency losses related to the translation of foreign-based sales and expenses into U.S. dollars.

Other income/expense decreased unfavorably by $0.1 million and $8.7 million for the Third Quarter and Nine Month Period, respectively, in comparison to the prior fiscal year periods. For the Third Quarter foreign currency transaction losses from mark-to-market and hedging activities improved from last year’s level but were offset by an increase in net income attributable to non-controlling interest. The decrease for the Nine Month Period was primarily a result of a reduction in mark-to-market foreign currency transaction gains in comparison to the prior year period.

The Company’s income tax expense for the Third Quarter was $39.8 million, resulting in an effective tax rate of 36.9%. For the comparable prior year quarter, income tax expense was $18.8 million, resulting in an effective tax rate of 34.8%. The prior year quarter effective tax rate was favorably impacted by a $0.9 million reduction in certain federal income tax liabilities. Income tax expense was $63.0 million for the Nine Month Period, resulting in an effective tax rate of 28.4%. For the comparable fiscal 2009 nine month period, income tax expense was $37.8 million, resulting in an effective tax rate of 35.3%. The Company estimates its effective tax rate for the fourth quarter of fiscal 2010 will approximate 35%, excluding any discrete events.

Third Quarter net income increased by 93.2% to $68.2 million, or $1.00 per diluted share, inclusive of an unfavorable $0.05 per diluted share impact related to the stronger U.S. dollar. Net income of $158.5 million, or $2.33 per diluted share, for the Nine Month Period represented a 129.1% increase compared to the $69.2 million, or $1.03 per diluted share, earned during the comparable prior year period. Net income for the Nine Month Period included an unfavorable $0.07 per diluted share impact related to a stronger U.S. dollar.

Selective Balance Sheet Information

At October 2, 2010, cash, cash equivalents and securities available for sale totaled $371.6 million compared to $306.7 million at the end of the prior fiscal year third quarter and the Company had $8.4 million of debt as of the end of the Third Quarter. In August 2010, the Company entered into a 10b5-1 plan for the purpose of purchasing $130 million of its outstanding common stock pursuant to the previous authorization by the Company’s Board of Directors of a $750 million common stock repurchase program expiring in December 2013. The Company completed the repurchase of all $130 million of common stock, representing 2.4 million shares, under this initial 10b5-1 plan as of November 4, 2010, with approximately $57.1 million, or 1.1 million shares, being purchased during the Third Quarter.

Inventory at the end of the Third Quarter was $388.3 million, representing an increase of 38.9% from the prior fiscal year third quarter-end balance of $279.6 million. Accounts receivable increased by 40.1% to $258.4 million at October 2, 2010 compared to $184.5 million at the end of the prior fiscal year third quarter, primarily due to an increase in wholesale shipments during the Third Quarter versus the comparable prior fiscal year quarter. Third Quarter days sales outstanding for the Company’s wholesale segments was 57 days in comparison to 56 days in the prior fiscal year third quarter.

Sales and Earnings Guidance

For the fourth quarter of fiscal 2010, the Company expects reported and constant dollar net sales to increase in a range of 21% to 23%. Fourth quarter fiscal 2010 diluted earnings per share are expected to be in a range of $1.26 to $1.30. This range includes an unfavorable currency impact of approximately $0.02 per diluted share due to a stronger dollar in comparison to the fiscal 2009 fourth quarter. This guidance results in fiscal year 2010 diluted earnings per share in a range of $3.59 to $3.63 in comparison to fiscal year 2009 actual diluted earnings per share of $2.07. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and its Form 10-Q reports filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 100 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of over 60 independent distributors. The Company also distributes its products in 358 company owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s except per share data):	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Net sales	$523,825	$381,362	$1,329,614	$1,020,254
Cost of sales	225,082	170,625	574,567	472,956
Gross profit	298,743	210,737	755,047	547,298
Selling expenses	138,424	115,263	392,472	330,872
Administrative exp	49,049	38,110	135,696	112,783
Operating income	111,270	57,364	226,879	103,643
Interest exp	46	50	164	183
Other (exp.) inc. – net	(3,269)	(3,191)	(5,179)	3,535
Tax provision	39,799	18,848	62,988	37,777

Net income	$68,156	$35,275	$158,548	$69,218

Basic earnings per share	$1.02	$0.53	$2.36	$1.04

Diluted earnings per share	$1.00	$0.52	$2.33	$1.03

Weighted average shares outstanding :
Basic	67,071	66,714	67,171	66,640

Diluted	67,978	67,408	68,060	67,023

Consolidated Balance Sheet Data (in 000’s):	October 2, 2010	October 3, 2009
Working capital	$816,567	$624,632
Cash, cash equivalents and securities available for sale	371,552	306,712
Accounts receivable	258,379	184,481
Inventories	388,252	279,611
Total assets	1,434,907	1,187,436
Short-term debt	3,996	3,735
Long-term liabilities	70,171	69,348
Stockholders’ equity	1,071,713	888,014

Sales Mix Breakdown (in millions)	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	Oct 2, 2010	Oct 3, 2009	Oct 2, 2010	Oct 3, 2009
Wholesale:

North America wholesale	$207.7	$138.5	39.6%	36.3%
Europe	137.0	111.1	26.2%	29.2%
Asia Pacific	60.9	40.1	11.6%	10.5%

Total wholesale	405.6	289.7	77.4%	76.0%

Direct to consumer	118.2	91.7	22.6%	24.0%

Total net sales	$523.8	$381.4	100.0%	100.0%

Sales Mix Breakdown (in millions)	Amounts For the 39 Weeks Ended		Percentage of Total For the 39 Weeks Ended
	Oct 2, 2010	Oct 3, 2009	Oct 2, 2010	Oct 3, 2009
Wholesale:
North America wholesale	$517.3	$369.0	38.9%	36.2%
Europe	357.2	306.8	26.9%	30.1%
Asia Pacific	146.1	105.7	11.0%	10.3%

Total wholesale	1,020.6	781.5	76.8%	76.6%

Direct to consumer	309.0	238.8	23.2%	23.4%

Total net sales	$1,329.6	$1,020.3	100.0%	100.0%